CONSENT OF INDEPENDENT AUDITORS:

HighMark Funds:

We consent to the use in this Post-Effective Amendment No.35 to Registration Statement No. 33-12608 of HighMark Funds on Form N1-A of our report dated September 14, 2001, appearing in the Annual Report to Shareholders for the year ended July 31, 2001 and incorporated by reference in the Prospectuses and the Statement of Additional Information, which are part of such Registration Statement, and to the references to us under the captions "Financial Highlights" in the Prospectuses and "Independent Accountants" in the Statement of Additional Information.




DELOITTE & TOUCHE LLP

San Francisco, California
November 19, 2001